Exhibit 10.13.1

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT

This 1st AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective January 21, 2009 (the “Effective Date”) by and between David P. Wright (the “Executive”) and PharmAthene, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Executive and the Company are parties to an employment agreement, dated August 3, 2007 (the “Agreement”); and

WHEREAS, the parties, with the authorization of the Company’s Board of Directors, desire to amend the Agreement to modify the vesting schedule of a restricted share grant previously awarded to the Executive.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1.     The final two sentences of Section 3.e.i of the Agreement are amended and restated in their entirety as follows:

“The shares issued under the Initial Restricted Stock Award (the “Restricted Shares”) shall, subject to possible acceleration of vesting as otherwise provided herein, vest over a 5 year period with (a) 25% of the Restricted Shares subject to the Initial Restricted Stock Award vesting on August 30, 2008, (b) 6.25% of the Restricted Shares vesting monthly over the four months September through December 2008, (c) 12.5% of the Restricted Shares vesting on August 30, 2009,  and (d) 18.75% of the Restricted Shares subject to the Initial Restricted Stock Award vesting on each of August 30, 2010, August 30, 2011 and August 30, 2012 such that 100% of the Restricted Shares shall be vested on August 30, 2012.  All Restricted Shares (including any shares received by the Executive with respect to the Restricted Shares as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to (1) customary restrictions on ownership and transfer set forth in the restricted stock agreement and (2) the vesting requirements set forth in this Section 3(e); provided, however, that such vesting requirements shall be modified upon the termination of the Executive’s employment, other than in the event of Voluntary Termination or Termination for Cause, in accordance with Section 9 of this Agreement.”

2.               Executive acknowledges and agrees that as of the Effective Date 25% of the Initial Restricted Stock Award vested on August 30, 2008, that an additional 6.25% of  the Initial Restricted Stock Award vested over the four months September through December

2008, and that no other Restricted Shares shall be deemed to be vested.  In accordance with Section 1 of this Amendment and the Company’s 2007 Long-Term Incentive Plan, no other Restricted Shares shall vest until August 30, 2009.

3.               Except as specifically set forth above in Sections 1 and 2 of this Amendment, the Agreement remains unchanged and in full force and effective.  Capitalized terms not otherwise defined in this Amendment shall have the respective meanings set forth in the Agreement.

4.               As of the Effective Date and without any further action by the parties, the restricted stock agreement issued in connection with the Initial Restricted Stock Award shall be deemed modified to be consistent with the changes set forth in Sections 1 and 2 of this Amendment.

IN WITNESS WHEREOF, the parties have duly executed this Amendment effective as of the Effective Date.

EXECUTIVE

David P. Wright
Dated:

PHARMATHENE, INC.
(fka/HEALTHCARE ACQUISITION CORP.)

By
Name: Christopher C Camut
Title: VP & CFO
Dated:

2